Exhibit 10.28



                                                  March 15, 1996

Mr. Anthony Barnett
730 Weybridge Place
Alpharetta, GA 30202

Dear Tony:

We are very pleased to offer you the position of Vice President of Store Operations for Gantos, Inc. (the "Company"). We are very excited to invite you to join our senior management team. The terms of our offer are subject to approval of the Company's Board of Directors, supersede any of our prior discussions and agreements, and are as follows:

1. Your initial annual salary will be $155,000.

2. Your date of employment will begin on or before May 6, 1996.

3. You will be eligible to participate in the Gantos, Inc. Executive Bonus Plan, beginning with the 1996 plan. A copy of the 1995 plan is enclosed. As reflected in the enclosed 1995 plan, your 1996 bonus will be based on the Company's profitability and prorated based on the 1996 Gantos base salary actually paid to you.

4. In 1996, you will receive an equivalent amount of stock options as is granted to other Vice Presidents of the Company, thereafter you will be eligible for annual stock option grants in amounts commensurate with your position with the Company at the discretion of the Board of Directors or its Compensation Committee.

5. You will receive six (6) months separation pay as your exclusive severance benefits in the event that your employment is terminated without cause (and other than pursuant to your death or disability) within the first twenty-four
(24) months of your employment. As a condition of your receipt of severance pursuant to this agreement, after any termination you must (a) use your best efforts to seek and obtain new employment (b) advise the Company, on a timely and regular basis, of the status of your efforts, of the terms of any employment (including self-employment), and of any remuneration you receive from such employment. If at any time the Company, in good faith, determines that you are not so seeking such employment, your right to receive severance benefits will be immediately terminated. The severance benefits to which you would otherwise be entitled will be reduced by the remuneration that is paid or payable to you (whether as salary, bonus, commissions, consulting fees, compensation and dividends from any entity owned by you or a sole proprietorship established by you or otherwise) from rendering any services to any person, corporation or entity during the period that you are eligible to receive severance benefits under this agreement. Payment on account of death or disability or for termination without cause after the first twenty-four
(24) months of employment will be in accordance with the Company policies concerning these areas. You will be entitled to no severance benefits if you terminate your employment with the Company.

6. To assist you in relocating to the Grand Rapids area, the Company will pay or reimburse you for the reasonable expenses of:

         A. A third party relocation service engaged by the Company to purchase your residence in Atlanta. This service will appraise your residence and give you a written offer to purchase it for a specified price, net of closing costs. You would have 90 days to accept the relocation services offer; if you do not timely accept the offer, you will be responsible for the sale of your residence.




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Mr. Anthony Barnett
March 15, 1996
Page two


         B. Loan origination fees and discount points of up to two percent of the principal amount of your mortgage and other reasonable and customary closing costs in conjunction with your home purchased in Grand Rapids.

         C. Movement of all household goods and vehicles from Atlanta to Grand Rapids.

         D. Interim living expenses for you for temporary living quarters (at a mutually acceptable place) in the Grand Rapids area and a rental car for a period of ninety days after your employment with the Company begins while you secure housing in the Grand Rapids area.

         E. Two house hunting trips to Grand Rapids and back for your wife and family.

         F. To the extent not deductible by you, pay you an additional amount as compensation to cover taxes owing on the amounts paid to you for all relocation related expenses for tax purposes (i.e. gross up).

7. You will receive such benefits as the Company provides its other Vice Presidents. Currently the Company provides (i) a non-contributory group life insurance policy in the amount of one times your annual base compensation,
(ii) an individual disability policy which provides benefits equal to 60% of your salary, (iii) a 30% discount on all merchandise purchases at our regular price stores, (iv) medical prescription coverage under our plan on the first day of the month following two months of employment, (v) on the first day of the month after six months of employment, dental coverage under our plan, and
(vi) four weeks vacation a year (beginning in fiscal 1996 for you). During the health benefits waiting periods, the Company will reimburse you for the cost of continuing these coverages under COBRA with your former employer. Enclosed is a complete breakdown of our benefit plans for your information and review. You will also receive a car allowance of $450 per month.

8. Your employment will be at will and may be terminated by either of us, with or without cause, reason or notice. Upon such a termination, as your exclusive severance benefits, you will be entitled to your salary through the termination date and amounts, if any, payable to you or your estate as described in paragraph 5 above.

9. You will comply with and be bound by all Company policies, procedures and guidelines, as they may be amended and supplemented from time to time during your employment with the Company.

Please date, sign and return the enclosed copy of this letter to indicate your acceptance of employment on these terms.

If I can be of assistance in answering any questions that you may have, please don't hesitate to contact my office.

                                 Very truly yours,

                                 GANTOS, INC.

                                 /s/ Kenneth Green
                                 -------------------------------------
                                 Kenneth Green
                                 Vice President of Human Resources and
                                 General Counsel


Accepted and agreed on March 18, 1996

/s/ Anthony Barnett
- - -----------------------------------
Signed, Anthony Barnett

KG/sra

Enclosures